Exhibit (d)(3)
November 14, 2007
STMicroelectronics N.V. Amsterdam
Chemin du Champ-des-Filles 39
Case Postale 21
CH-1228 GENEVA, Plan-les-Ouates – Switzerland

Re:	Confidentiality Agreement
Ladies and Gentlemen:
          In connection with the possible transaction (“Proposed Transaction”) between Genesis Microchip Inc., a Delaware corporation (“Genesis”) and STMicroelectronics N.V, a company incorporated under the laws of the Netherlands (“Company”), and solely in order to allow Genesis and Company to evaluate the Proposed Transaction, each of Genesis and Company have and will convey or deliver to the other party hereto, upon the execution and delivery of this letter agreement by such other party, certain information about its properties, employees, finances, businesses and operations (such party when disclosing such information being the “Disclosing Party” and when receiving such information being the “Receiving Party”). All information (i) about the Disclosing Party or (ii) about any third party (which information was provided to the Disclosing Party subject to an applicable confidentiality obligation to such third party), furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.” Proprietary Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement; (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who to the Receiving Party’s knowledge is not otherwise bound by a confidentiality agreement with the Disclosing Party or any or its Representatives, or is otherwise not under an obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party; (iv) was independently developed by the Receiving Party without reference to or use of the Proprietary Information or (v) is, upon the advice of the Receiving Party’s legal counsel, required to be disclosed by Law (as defined below). For purposes of this letter agreement, (i) “Representative” shall mean, as to any person, its affiliates, directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants); and (ii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

      Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party (i) except as required by law, shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person other than its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction and shall cause those persons to observe the terms of this letter agreement; (ii) shall not use Proprietary Information for any purpose other than in connection with its evaluation of the Proposed Transaction or the consummation of the Proposed Transaction; and (iii) except as required by law, shall not disclose to any person (other than those of its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know for the purpose of evaluating the Proposed Transaction and, in the case of its Representatives, whom it will cause to observe the terms of this letter agreement) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, the existence of this letter agreement or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives. The Receiving Party shall be responsible for any breach of the terms of this letter agreement by it or its Representatives.
     In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process (“Law”) to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Proposed Transaction, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives without any liability hereunder.
     For a period commencing with the date of this letter agreement and ending at the earlier of (i) 11:59 p.m. (New York City time) on the first anniversary of the date of this letter agreement and (ii) the occurrence of a Significant Event (as defined below), the Company shall not, and shall cause its Representatives not to on the Company’s behalf, without the prior written consent of Genesis or Genesis’s board of directors:
          (a) acquire, offer to acquire, seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or direct or indirect rights to acquire any voting securities of

Genesis or any subsidiary thereof, or of any successor to or person in control of Genesis, or any assets of Genesis or any subsidiary or division thereof or of any such successor or controlling person;
          (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”)), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Genesis or any subsidiary thereof;
          (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Genesis or any subsidiary thereof or any of their securities or assets;
          (d) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the foregoing, or otherwise form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with any of the foregoing;
          (e) take any action that would reasonably be expected to require Genesis to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above; or
          (f) request Genesis, its board of directors or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including without limitation, clauses (a) through (e) above, and this clause (f)).
     A “Significant Event” shall mean any of the following: (a) the acquisition by any person or group of beneficial ownership of voting securities of Genesis representing 10% or more of the then outstanding voting securities of Genesis; (b) the announcement or commencement by any person or group other than Genesis of a tender or exchange offer to acquire voting securities of Genesis which, if successful, would result in such person or group owning, when combined with any other voting securities of Genesis owned by such person or group, 10% or more of the then outstanding voting securities of Genesis; and (c) Genesis enters into any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of Genesis (the “Common Stock”) would be converted into cash or securities of another person or group or 50% or more of the then outstanding shares of Common Stock would be owned by persons other than current holders of shares of Common Stock, or which would result in all or a substantial portion of the Company’s assets being sold to any person or group.
     For a period commencing with the date of this letter agreement and ending at 11:59 p.m. (New York City time) on the first anniversary of the date of this letter agreement, each party agrees that neither it nor its Representatives will directly or indirectly, solicit for employment or employ any current executive officer of the other party or any current employee of the other party that such party has access to in connection with the Possible Transaction; provided, however, that such party shall not be precluded from soliciting or hiring any such person who responds to general or public solicitation not targeted at such persons (including by a bona fide search firm); and provided further that such party shall not be precluded from soliciting or hiring any such person that was known to such party prior to the Possible Transaction.
     To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.
     If either party hereto shall determine that it does not wish to proceed with the Proposed Transaction, such party shall promptly advise the other party of that decision. In that case, or in the event that the Disclosing Party, in its sole discretion, so requests or the Proposed Transaction is not consummated by the Receiving Party, upon the Disclosing Party’s written request the Receiving Party shall, at the Receiving Party’s election, return to the Disclosing Party or destroy all Proprietary Information (provided that any such destruction shall be certified by a duly authorized Representative of the Receiving Party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard copy form or on intangible media, such as electronic mail or computer files) in the Receiving Party’s possession or in the possession of any Representative of the Receiving Party, provided that one copy of all such Proprietary Information and other materials may be kept in the Receiving Party’s office of the general counsel solely for legal compliance purposes.
     Subject to the terms and conditions of a definitive agreement regarding the Proposed Transaction and without prejudice thereto, each party hereto acknowledges that neither it nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the completeness of the Proprietary Information. The Receiving Party shall not be entitled to rely on the completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in any definitive agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement.
     Until a definitive agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein and pursuant to the exclusivity agreement dated as of the date hereof, between Genesis and the Company). Each party hereto and its Representatives (i) may conduct the process that may or may not result in the Proposed Transaction in such manner as such party, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the other party) and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the other party) the procedures relating to the parties’ consideration of the Proposed Transaction (including, without limitation, terminating all further discussions with the other party and requesting that the other party return or destroy the Proprietary Information as described above).
     Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.
     It is understood and agreed that money damages would be an insufficient remedy for any actual or threatened breach of this letter agreement by either party or its representative and without prejudice to the rights and remedies otherwise available to either party hereto, each party hereto shall be entitled to equitable relief by way of injunction or otherwise if the other party or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement.
     It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
     This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States, in each case located in the County of New York, for any litigation arising out of or relating to this letter agreement (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this letter agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this letter agreement in the courts of the State of New York or the United States, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.
     The provisions of this letter agreement shall inure to the benefit of, and be binding upon, the successors of the parties.
     This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of their respective Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party.

     This letter agreement supersedes the Mutual Confidentiality Agreement of the parties dated August 29, 2007 (the “Prior Confidentiality Agreement”). Any Proprietary Information (as such term is defined in this letter agreement) provided pursuant to the Prior Confidentiality Agreement that shall be treated a Proprietary Information under this letter agreement. Upon the effectiveness of this letter agreement, the Prior Confidentiality Agreement is hereby terminated.
     Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Genesis Microchip, Inc.

By:	/s/ Hildy Shandell

Name:	Hildy Shandell
Title:	Senior Vice President, Corporate Development
ACCEPTED AND AGREED as of
the date first written above:
STMICROELECTRONICS N.V

By: /s/ Andrea Cuomo

Name: Andrea Cuomo
Title: Executive Vice President, Chief Strategy and Technology Officer